Winston Hotels, Inc.	EXHIBIT 99.1
2626 Glenwood Avenue • Suite 200
Raleigh, North Carolina 27608
www.winstonhotels.com
NYSE: WXH

FOR FURTHER INFORMATION:

AT WINSTON HOTELS:
Patti L. Bell	Contact: Jerry Daly or Carol McCune (Media)
Director of Investor Relations	(703) 435-6293
& Administration	(jerry@dalygray.com, carol@dalygray.com)
(919) 510-8003
pbell@winstonhotels.com

For Immediate Release

Winston Hotels Reports Third Quarter 2004 Results

     RALEIGH, N.C., November 4, 2004-Winston Hotels, Inc. (NYSE: WXH), a real estate investment trust (REIT) and owner of premium limited-service, upscale extended-stay and full-service hotels, today announced results for the third quarter and nine months ended September 30, 2004.

     Net income (loss) available to common shareholders was $3.1 million for the third quarter of 2004, or $0.12 per share, compared to $(0.6) million, or $(0.03) per share, for the same period a year earlier.

     Funds from operations (FFO) available to common shareholders increased 87.8 percent to $7.7 million, or $0.28 per common share, for the third quarter of 2004, based on 27.5 million fully diluted weighted average common shares outstanding, compared to $4.1 million, or $0.18 per common share, for the third quarter of 2003, based on 22.1 million fully diluted weighted average common shares outstanding. The FFO available to common shareholders for the third quarter of 2003 included a loss on impairment of $2.4 million, or $0.11 per share, and a management agreement acquisition expense of $1.3 million, or $0.06 per share.

     “The lodging industry made steady progress during the third quarter, as business travel demand continued to improve and leisure travel remained strong during the summer,” said Bob Winston, chief executive officer. “We reported RevPAR gains at our properties, driven by both higher occupancy and higher average daily rate. As travel demand accelerates, we expect to increasingly have the ability to adjust average daily rate. We are optimistic that the industry will continue in an uptrend.”

     “We currently have approximately $81 million available under our $125 million corporate line of credit,” said Joe Green, president and chief financial officer. “We believe that the strength of our balance sheet gives us flexibility and the ability to respond to investments as they arise. We continue to consider hotel acquisitions, both for our own account and for joint ventures, and a variety of opportunities to capitalize on our subordinate debt lending program. We also continue to selectively look at new development opportunities.”

Acquisitions/Development

•	In September, the company opened the 147-room Courtyard by Marriott in Chapel Hill, N.C. The company owns a 48.78 percent interest in the joint venture that owns the property and Chapel Hill Investments, LLC (“CHI”) owns the balance. CHI is owned 52 percent by Charles Winston and James Winston, both of whom are directors of the Company, and 48% by three unrelated private investors.

•	In August, the company’s joint venture with Charlesbank Capital Partners, LLC (“Charlesbank”) and Concord Hospitality Enterprises Company (“Concord”) acquired the

95-room Quality Suites hotel in West Des Moines, Iowa for $4.45 million. The hotel is currently being renovated and is expected to be converted to a Springhill Suites by Marriott during the second quarter of 2005. The expected total cost of the hotel, after renovations, is approximately $7.15 million. The company owns a 13.05 percent interest in this joint venture; Charlesbank and Concord own a 73.95 percent and 13.0 percent interest, respectively.

•	During the first nine months of 2004, the company’s capital expenditures to renovate its wholly owned hotels totaled $8.9 million. The company expects to spend an additional $1.1 million in the fourth quarter of 2004 for capital expenditures.

Debt Investment Financing Program

     During the third quarter of 2004, the company continued its focus on originating and acquiring subordinated hotel debt. In early October 2004, the company provided a $5.5 million loan to finance the construction of a 188-room Residence Inn by Marriott in St. Louis, Mo. The estimated total cost of the project is $25.0 million.

     In October 2004, the company entered into a credit facility with Marathon Structured Finance Fund, LP. The three-year facility will allow the company to borrow up to $50 million to provide hotel loans to the lodging industry in an expansion of the company’s hotel lending program.

     “With the hotel industry recovering, there is a growing need for capital to fund both acquisitions and new development,” Green said. “Hotels are an attractive real estate asset class, and buyers are utilizing mezzanine loans to complete their financing packages. These are complex transactions, but we believe that our experience as owners enables us to better evaluate and add value to these deals. With our new credit facility, we have the resources and the flexibility to continue expanding our lending program.”

     “Our program targets subordinated hotel loans between 60 percent and 85 percent of a project’s value, hotels with 100 to 425 rooms and single-asset loan amounts that normally range from $1 million to $15 million. We also seek to underwrite and acquire the junior mezzanine portion of loans that are originated in the marketplace under Collateralized Mortgage-Backed Securities (CMBS) programs.”

Internal Growth/Third Quarter Operating Statistics

     Operating margins increased to 42.2 percent in the third quarter of 2004, compared to 41.5 percent in the same quarter for 2003. For the 47 hotels that were open during the quarters ended September 30, 2004 and 2003 (including 44 wholly owned hotels, 3 joint venture hotels, and excluding 2 sold hotels), revenue per available room (RevPAR) improved 6.4 percent in the third quarter of 2004, with a 4.3 percent increase in occupancy and a 2.1 percent improvement in average daily room rate (ADR), compared to the same period a year earlier. Total revenues increased from $32.7 million in the third quarter of 2003 to $36.6 million in the 2004 third quarter. FFO available to common shareholders payout ratio was 65.9 percent on a trailing 12-month basis.

     Based on information provided by Smith Travel Research, RevPAR yield for the nine months ended September 30, 2004 for the company’s portfolio was approximately 112 percent, up from 109 percent in the same period a year earlier.

     During the third quarter of 2004, the company declared a regular cash dividend of $0.15 per common share. The company also declared a cash dividend of $0.50 per share of Series B Preferred Stock.

Outlook and Guidance

     For the fourth quarter of this year, the company forecasts net income available to common shareholders per share of $0.01 to $0.03, compared to a net loss of $(0.01) for the fourth quarter of 2003. For the 2004 fourth quarter, we expect an increase in RevPAR of 3 percent to 5 percent. FFO available to common shareholders per share for the 2004 fourth quarter is expected to be between $0.17 and $0.19, compared to FFO available to common shareholders per share of $0.16 for the 2003 fourth quarter. This guidance assumes no additional acquisitions or developments of hotels or placements of debt during the 2004 fourth quarter.

     Winston Hotels’ third quarter investor conference call is scheduled for 10 a.m. ET today, November 4, 2004. The call also will be simulcast over the Internet via the company’s Web site, www.winstonhotels.com. The replay will be available on the company’s Web site for 30 days and via telephone for seven days by calling 800-475-6701, access code 751781.

About the Company

     Raleigh, North Carolina-based Winston Hotels, Inc. is a real estate investment trust specializing in the development, acquisition, and repositioning of, and provision of subordinated financing to, premium limited-service, upscale extended-stay and full-service hotels, with a portfolio increasingly weighted toward the leading brands in the lodging industry’s upscale segment. The company currently owns or is invested in 51 hotels with an aggregate of 7,185 rooms in 15 states, which includes: 44 wholly owned properties with an aggregate of 6,262 rooms; a 49 percent ownership interest in one joint-venture hotel with 118 rooms; a 48.78 percent ownership interest in one joint-venture hotel with 147 rooms; and a 13.05 percent ownership interest in five joint-venture hotels with 658 rooms. For more information about Winston Hotels, visit the company’s Web site at www.winstonhotels.com.

Notes About Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements. The reader can identify these statements by use of words like “may,” “will,” “expect,” “project,” “anticipate,” “estimate,” “target,” “believe,” or “continue” or similar expressions, including without limitation its acquisition and disposition plans for hotel properties, its hotel lending plans, its dividend policy, and its estimated net income available to common shareholders, earnings per share, FFO, FFO available to common shareholders and RevPAR for the 2004 fourth quarter. These statements represent the company’s judgment and are subject to risks and uncertainties that could cause actual operating results to differ materially from those expressed or implied in the forward looking statements including, but not limited to, changes in general economic conditions, lower occupancy rates, lower average daily rates, acquisition risks, development risks including risk of construction delay, cost overruns, occupancy and other governmental permits, zoning, the increase of development costs in connection with projects that are not pursued to completion, the risk of non-payment of mezzanine loans, or the failure to make additional hotel debt investments and investments in hotels. Other risks are discussed in the company’s filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2003.

Notes About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules. As required by SEC rules, the company has provided a reconciliation in this press release of each non-GAAP financial measure to its most directly comparable GAAP measure. We believe that these non-GAAP measures, when combined with the company’s primary GAAP presentations required by the SEC, help improve our equity holders’ ability to understand our operating performance and make it easier to compare the results of our company with other hotel REITs. A description of each is provided below.

FFO

The company reports FFO in accordance with the definition of the National Association of Real Estate Investment Trusts (“NAREIT”). NAREIT defines FFO as net income (loss) (determined in accordance with generally accepted accounting principles, or “GAAP”), excluding gains (losses) from sales of property plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures (which are calculated to reflect FFO on the same basis). The company further subtracts preferred stock dividends from FFO to calculate FFO available to common shareholders. FFO available to common shareholders is a performance measure used by the company in its budgeting and forecasting models, it is discussed during Board meetings, and is considered when making decisions regarding acquisitions, sales of properties, and other investments. Actual results are compared to budget and forecast on a monthly basis. The calculation of FFO and FFO available to common shareholders may vary from entity to entity, and as such the presentation of FFO and FFO available to common shareholders by the company may not be comparable to other similarly titled measures of other reporting companies. FFO and FFO available to common shareholders are not intended to represent cash flows for the period. FFO and FFO available to common shareholders have not been presented as an alternative to operating income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

FFO is a supplemental industry-wide measure of REIT operating performance, the definition of which was first proposed by NAREIT in 1991 (and clarified in 1995, 1999 and 2002) in response to perceived drawbacks associated with net income under GAAP as applied to REITs. Since the introduction of the definition by NAREIT, the term has come to be widely used by REITs. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors have considered presentations of operating results for real estate companies that use historical GAAP cost accounting to be insufficient by themselves. Accordingly, the company believes FFO and FFO available to common shareholders (combined with the company’s primary GAAP presentations required by the SEC) helps improve our investors’ ability to understand the company’s operating performance. The company only uses FFO available to common shareholders as a supplemental measure of operating performance.

The company computes FFO available to common shareholders payout ratio by dividing common dividends per share paid over the last twelve months by trailing twelve-month FFO available to common shareholders per share for the same period.

RevPAR

RevPAR is an acronym for Revenue Per Available Room, which is determined by multiplying average daily rate by occupancy percentage for any given period. RevPAR does not include food and beverage or other ancillary revenues such as parking, telephone, or other guest services generated by the property. Similar to the reporting periods for the company’s statement of operations, hotel operating statistics (i.e., RevPAR, average daily rate and average occupancy) are always reported on a quarter to date and/or year to date basis.

WINSTON HOTELS, INC.
CONSOLIDATED BALANCE SHEETS
($ in thousands, except per share amounts)

	September 30, 2004	December 31, 2003
	(unaudited)
ASSETS
Land	$45,470	$44,788
Buildings and improvements	377,690	377,109
Furniture and equipment	52,554	51,323

Operating properties	475,714	473,220
Less accumulated depreciation	132,495	128,540

	343,219	344,680
Properties under development	—	3,521

Net investment in hotel properties	343,219	348,201
Assets held for sale	2,100	2,100
Corporate FF&E, net	437	621
Cash	5,065	5,623
Accounts receivable	3,542	2,505
Lease revenue receivable	—	179
Notes receivable	13,371	5,016
Investment in joint ventures	2,484	1,607
Deferred expenses, net	2,293	2,935
Prepaid expenses and other assets	9,190	8,653
Deferred tax asset	11,312	9,821

Total assets	$393,013	$387,261

LIABILITIES AND SHAREHOLDERS’ EQUITY
Due to banks	$33,000	$29,200
Long-term debt	86,512	91,284
Accounts payable and accrued expenses	13,907	11,484
Distributions payable	5,994	5,870

Total liabilities	139,413	137,838

Minority interest	10,377	17,489

Shareholders’ equity:
Preferred stock, Series A, $.01 par value, 10,000,000 shares authorized, 3,000,000 shares issued and outstanding	—	30
Preferred stock, Series B, $.01 par value, 5,000,000 shares authorized, 3,680,000 shares issued and outstanding (liquidation preference of $93,840)	37	—
Common stock, $.01 par value, 50,000,000 shares authorized, 26,397,799 and 26,270,805 shares issued and outstanding	264	263
Additional paid-in capital	323,955	307,089
Accumulated other comprehensive loss	—	(33)
Unearned compensation	(1,268)	(527)
Distributions in excess of earnings	(79,765)	(74,888)

Total shareholders’ equity	243,223	231,934

Total liabilities and shareholders’ equity	$393,013	$387,261

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended	Three Months Ended
	September 30, 2004	September 30, 2003
Revenue:
Rooms	$33,275	$29,473
Food and beverage	2,235	1,640
Other operating departments	1,042	1,001
Percentage lease revenue	—	535
Joint venture fee income	50	91

Total revenue	36,602	32,740

Hotel operating expenses:
Rooms	7,505	6,821
Food and beverage	1,700	1,337
Other operating departments	754	768
Undistributed operating expenses:
Property operating expenses	7,315	6,360
Real estate taxes and property and casualty insurance	1,742	1,521
Franchise costs	2,377	2,122
Maintenance and repair	1,916	1,688
Management fees	792	720
Percentage lease expense	—	1,216
General and administrative	2,149	1,095
Depreciation	4,449	4,149
Amortization	331	224
Management agreement acquisition	—	1,300

Total operating expenses	31,030	29,321

Operating income	5,572	3,419
Interest and other income	590	316
Interest expense	1,696	1,883

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	4,466	1,852
Income allocation to minority interest in Partnership	148	119
Loss allocation to minority interest in consolidated joint ventures	(52)	(10)
Income tax benefit	(503)	(1,041)
Equity in income (loss) of unconsolidated joint ventures	(31)	499

Income from continuing operations	4,842	3,283
Discontinued operations:
Earnings from discontinued operations	63	183
Loss on impairment of asset held for sale	(2)	(2,366)

Net income	4,903	1,100
Preferred stock distribution	(1,840)	(1,734)

Net income (loss) available to common shareholders	$3,063	$(634)

Income (loss) per common share:
Basic and diluted:
Income from continuing operations	$0.12	$0.08
Loss from discontinued operations	—	(0.11)

Net income (loss) per common share	$0.12	$(0.03)

WINSTON HOTELS, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Nine Months Ended	Nine Months Ended
	September 30, 2004	September 30, 2003
Revenue:
Rooms	$95,786	$84,606
Food and beverage	6,614	5,287
Other operating departments	3,079	3,135
Percentage lease revenue	701	1,603
Joint venture fee income	123	240

Total revenue	106,303	94,871

Hotel operating expenses:
Rooms	21,390	19,460
Food and beverage	4,920	4,053
Other operating departments	2,199	2,195
Undistributed operating expenses:
Property operating expenses	21,550	18,209
Real estate taxes and property and casualty insurance	5,054	4,866
Franchise costs	6,861	6,038
Maintenance and repair	5,590	4,928
Management fees	2,388	1,972
Percentage lease expense	—	3,426
General and administrative	5,290	4,050
Depreciation	13,281	12,981
Amortization	991	666
Management agreement acquisition	—	1,300

Total operating expenses	89,514	84,144

Operating income	16,789	10,727
Interest and other income	1,346	897
Interest expense	5,100	5,758

Income before allocation to minority interest in Partnership, allocation to minority interest in consolidated joint ventures, income taxes, and equity in income (loss) of unconsolidated joint ventures	13,035	5,866
Income allocation to minority interest in Partnership	329	193
Income (loss) allocation to minority interest in consolidated joint ventures	210	(10)
Income tax benefit	(1,476)	(1,671)
Equity in income (loss) of unconsolidated joint ventures	(85)	553

Income from continuing operations	13,887	7,907
Discontinued operations:
Earnings from discontinued operations	328	489
Gain on sale of discontinued operations	15	—
Loss on impairment of asset held for sale	(49)	(2,366)

Net income	14,181	6,030
Preferred stock distribution	(5,475)	(5,203)
Loss on redemption of Series A Preferred Stock	(1,720)	—

Net income available to common shareholders	$6,986	$827

Income (loss) per common share:
Basic and diluted:
Income from continuing operations	$0.26	$0.13
Income (loss) from discontinued operations	0.01	(0.09)

Net income per common share	$0.27	$0.04

WINSTON HOTELS, INC.
RECONCILIATION AND CALCULATION OF FFO, FFO AVAILABLE TO COMMON
SHAREHOLDERS AND FFO AVAILABLE TO COMMON SHAREHOLDERS PAYOUT RATIO
 (in thousands, except per share data)

					For the Trailing Twelve
	For the Quarter Ended		For the Nine Months Ended		Months Ended
	September 30,		September 30,		September 30,
	2004	2003	2004	2003	2004
Net income	$4,903	$1,100	$14,181	$6,030	$15,856
Minority interest in Partnership allocation of income	148	119	329	193	343
Gain on sale of discontinued operations	—	—	(16)	—	(16)
Minority interest in Partnership allocation of gain on sale of discontinued operations	—	—	1	—	1
Minority interest in Partnership allocation of earnings from discontinued operations	3	11	16	31	20
Depreciation	4,359	4,149	12,808	12,981	16,914
Depreciation from discontinued operations	—	208	192	646	337
Depreciation from joint ventures	103	219	411	617	649

FFO	9,516	5,806	27,922	20,498	34,104
Loss on redemption of Series A Preferred Stock	—	—	(1,720)	—	(1,720)
Preferred stock dividend	(1,840)	(1,734)	(5,475)	(5,203)	(7,210)

FFO Available to Common Shareholders	$7,676	$4,072	$20,727	$15,295	$25,174

Weighted average common shares outstanding assuming dilution	27,542	22,092	27,554	21,618	27,522

FFO Available to Common Shareholders per share	$0.28	$0.18	$0.75	$0.71	$0.91

Common dividend per share	$0.15	$0.15	$0.45	$0.45	$0.60

FFO Available to Common Shareholders Payout Ratio:
(based on a twelve-month basis)
FFO Available to Common Shareholders per share - 10/1/03 through 9/30/04:					$0.91
Common dividends paid per share - 10/1/03 through 9/30/04					0.60

					65.9%

WINSTON HOTELS, INC.

2004 FOURTH QUARTER GUIDANCE

RECONCILIATION OF NET INCOME TO FFO AND FFO AVAILABLE TO COMMON SHAREHOLDERS
 (in thousands, except per share data)

	Guidance Range
	Low	High
Net income	$2,200	$2,800
Depreciation	4,200	4,200
Depreciation from joint ventures	200	200
Minority interest allocation	—	—

FFO	6,600	7,200
Preferred stock dividend	(1,840)	(1,840)

FFO Available to Common Shareholders	$4,760	$5,360

Weighted average common shares outstanding assuming dilution	27,600	27,600
FFO Available to Common Shareholders per share	$0.17	$0.19

Winston Hotels, Inc.
Third Quarter and Year-to-Date RevPAR Statistics
 Total for 47 Hotels (1)

	Three Months			Nine Months
	Ended September 30,			Ended September 30,
	2003	2004	% CH	2003	2004	% CH
Combined Brands
Comfort Inn/Suites & Quality Suites	$41.74	$44.46	6.5%	$40.59	$43.84	8.0%
Courtyard, Fairfield Inn, Residence Inn	$54.73	$59.11	8.0%	$51.54	$56.73	10.1%
Hampton Inn/Suites	$53.99	$54.45	0.9%	$51.70	$52.76	2.1%
Hilton Garden Inn	$70.53	$79.03	12.1%	$67.55	$75.98	12.5%
Holiday Inn Express/Select	$54.65	$59.26	8.4%	$51.14	$53.67	4.9%
Homewood Suites	$59.99	$64.30	7.2%	$61.96	$65.42	5.6%
Region
South Atlantic	$50.04	$52.39	4.7%	$48.88	$51.41	5.2%
East North Central	$75.36	$87.13	15.6%	$65.77	$76.90	16.9%
West South Central	$39.85	$40.97	2.8%	$41.72	$42.82	2.6%
West North Central	$54.01	$66.09	22.4%	$46.24	$54.52	17.9%
Mountain	$31.22	$32.34	3.6%	$47.00	$50.02	6.4%
New England	$69.36	$70.82	2.1%	$62.51	$66.00	5.6%
Middle Atlantic	$82.52	$88.86	7.7%	$75.19	$79.29	5.5%
Segment
Upscale	$60.98	$66.43	8.9%	$60.39	$65.63	8.7%
Mid-scale w/ F&B	$60.96	$64.71	6.2%	$56.24	$59.28	5.4%
Mid-scale w/o F&B	$47.79	$49.64	3.9%	$45.56	$47.69	4.7%
Service
Limited-service	$47.79	$49.64	3.9%	$45.56	$47.69	4.7%
Full-service	$64.11	$69.74	8.8%	$59.99	$65.65	9.4%
Extended-stay	$54.67	$58.62	7.2%	$58.42	$61.41	5.1%
All Hotels	$54.59	$58.11	6.4%	$52.67	$56.23	6.8%

(1)	Includes the company’s 44 wholly owned hotels as of September 30, 2004, as well as three joint venture hotels the company has held an ownership interest in during the periods presented. These joint venture hotels include the Ponte Vedra, FL Hampton Inn, the West Des Moines, IA Fairfield Inn & Suites, and the Beachwood, OH Courtyard by Marriott.

Excludes three joint venture hotels, in which the company owns a 13.05 percent interest through the Charlesbank joint venture. These hotels include the Houston, TX Springhill Suites acquired in September 2003, the Shelton, CT Ramada Inn acquired in March 2004, and the West Des Moines, IA Springhill Suites acquired in August 2004. Also, excludes the Chapel Hill, NC Courtyard which opened in September 2004, in which the company owns a 48.78 percent interest. These properties were not open during both periods presented; therefore they are excluded from the table above.